UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 19, 2003

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about March 18, 2003.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 3, 4, 5, 7, 8, 9, 10, 11, 12, 15, 16, 19, 20, 22, 23, 24, 25, 32, 33, 34, 35, 36, 37, 38, 40, 41, and 42 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FOURTH QUARTER 2002 RESULTS

1.             It feels like we’re entering a sustained period during which the dollar may weaken relative to Asian and European currencies.  Historically, have you seen a slowdown in imports during such periods?  Could you describe how currency fluctuations impact your financial statements?  How do you manage currency risk?

The most extended period of dollar weakening since our founding nearly 25 years ago happened during the late 1980’s and on into early 90’s.   At Expeditors, during that same period of time, import traffic into the United States surged as it was during this time period that much of the primary means of production for many items that we use everyday moved offshore chasing cheaper labor markets.  Despite the weakening dollar, the lower cost of labor resulted in goods that could be sold for a favorable price in the United States.

We are not sure that the effect of a weakening dollar will be felt in terms of global trade this time around either.  Many of the things that we import into the United States today are, for the most part, no longer produced anywhere in the domestic economy.  While an economist would probably be able to give a more precise statistical response quantifying additional imports that we could have had with a stronger dollar or focusing on how we were impacted “on the margin” by these shifts as they relate to world macroeconomic developments, we’re fortunate to only have to worry about our microeconomic Expeditors’ environment.  In other words, we don’t make the stuff, we just move it.

Now on to currency fluctuations.  At the risk of being redundant, it is our view that currency fluctuations are an unavoidable fact of life in international trade.  As for how we manage currency fluctuation in our financial statements—the simple answer is that we don’t.

To contemplate how currency fluctuations might mess with our financial statements would be an exercise in empty and irrelevant rhetoric.  We deliberately do not make ersatz mathematical computations.  Currency fluctuations do affect our financial statements as we translate them into U.S. dollars from the local currency for reporting purposes.  In some ways it helps, in some ways it hurts—but what the financial statements reflect is the reality of what is going on in any one country at any point in time.  Things change and changes need to be recorded as they occur.  That’s the world we live in and we learned long ago to “get over it.”

In the language of a now tarnished profession, “accountants-speak,” these fluctuations are known as translation risk.  This is the risk from a mathematical computation and nothing more. Doing things to try to “manage” translation risk is, in our opinion—stupid, artificial and a complete waste of time.

If you want to spend time worrying about fluctuation risks, the thing to watch is what an accountant might call the “transaction risks.”  These are actual real world events, for example actual transactions between subsidiaries in a currency other than their own.   Transactions like these create real gains and losses as they roll around the world before being recorded and settled.

We work to reduce our transaction risk currency exposure through accelerating our inter-company settlements.  In doing this we reduce the amount of time that corresponding assets and liabilities are denominated in different currencies.  To do otherwise, i.e. entering into a universal hedging program, in our experience, is neither cost-effective nor prudent.  It is also, frankly, very difficult to understand and so it becomes difficult to know if you are actually accomplishing anything.

Engaging in massive and complicated hedging transactions using derivatives and other synthetic instruments invented by bankers (investment or otherwise) and flogged as a product using terms that most people don’t understand how to pronounce, let alone comprehend how to use, does nothing but create a false sense of security that typically dissipates when it comes time to “pay the piper.”    In the context of what we do at Expeditors, hedging is a sword that likely would cut both ways.

Our approach is to address this risk naturally by doing nothing more complicated than bringing closure to a transaction through actual payment. This has the advantage of being something that must be done in the long run anyway and actually solves the problem, as opposed to entering into a calculated deferral mechanism, with a third party fee attached, that is merely meant to “manage” it.   We know this makes sense; we are just surprised we have to talk about it so often.

2.             What percent of your net revenue do you derive from ocean-freight in Spain?  From Europe generally?

Ocean freight net revenue recognized in Spain is currently, and has been, less than 1% of our total ocean freight net revenue.  Ocean freight net revenue for all of Europe in 2002 was approximately 13% of our corporate total.

3.             In a book entitled In the Company of Owners: The Truth about Stock Options, (as reviewed in Business Week, Jan 20, 2003, “Stock Options: The Right Way to Go”),  it is reportedly argued that “if companies turned most or all workers into corporate partners with modest option grants, investors and employees alike would gain”.   With this in mind, as a stockholder and employee of Expeditors, I would like to ask what percentage of stock options overall have been granted to non-executive employees at our company?

While we have not read the book you reference, Expeditors has consistently awarded stock option grants to all levels throughout the company.  This was in vogue here long before anyone got rich writing a book about it.

It is unfortunate that current backlash against stock options is creating a scenario where the baby is in danger of being thrown out with the bathwater.  Stock options are not the problem—it is the subset of the top executives masquerading as business titans while foraging at the corporate trough that have created the current problem.  The real culprits here are the compliant members of the board of directors who allowed this nonsense year after year.  A pig, even when dressed in a tuxedo, is still a pig and only the board could have called the situation for what it was.

This was never the case at Expeditors.  Our Board of Directors and our managers have always pursued a responsible approach to the annual stock option grants.  These are some of the basic tenets that we have always followed:

•                    Any and all stock option programs have been approved and authorized in advance by a vote of our shareholders at an annual meeting.

•                    All stock option grants are approved by the Compensation Committee of the Board of Directors, which has always been constituted solely by “outside” (i.e. non-employee) members of the board.

•                    Stock option grants are made only upon recommendation of the branch manager or other immediate supervisor.

•                    All grants to Executive Officers are made by the Compensation Committee in consultation with the CEO.

•                    The CEO’s stock options are granted solely by the Compensation Committee with no input from anyone else.

•                    The breadth of the stock option grants, which is to say how deeply the grants reach down into the organization, has been a frequent topic in the deliberations of the Compensation Committee.

Perhaps a chart that shows the split adjusted number of shares granted over the last four years would best illustrate the way stock option grants have been distributed at Expeditors:

Year	Employees receiving grants	Total number of shares granted	Shares granted to named executive officers	Percentage of total
2002	1,384	2,615,050	300,000	11.47%
2001	1,119	2,280,800	350,000	15.35%
2000	696	1,752,500	320,000	18.26%
1999	509	1,997,800	330,000	16.52%

Used properly, stock options are a very effective way of aligning employee interests with those of the shareholders.  Because of the selfish and overreaching acts of a few “pigs”, all those who have used stock options as a part of a balanced compensation program are being painted with the same brush.  Apparently, the decision has been made that the only way to punish the guilty is to slaughter the innocent as well.

We find great irony in the fact that investors will gladly pay 1-2% of their principal each year as a “management fee” to someone who can only indirectly influence the value of their holdings, yet are apparently now revolted at the idea of giving 1-2% annually to the corporate employees who have the ability to directly increase the value of the individual investment.    Can it be that it only matters where in the trough you’ve parked your trotters?

At Expeditors, which is a publicly traded service business, we will continue to award stock options as long as our shareholders vote to make them available. We will continue to make broad awards down to the very lowest echelons of the company, where they are deserved, and we aren’t going to expense options until someone comes out with a mandatory rule that forces everyone to do the same thing.

4.             I am currently enrolled at Xxxx State University.  In my exploring business class we are working on a project that requires me to research your company.  I am having trouble finding some information that I need.  I need to know how much dividends are per share, next dividend ex-date, the next dividend pay date and your 3 year growth rate for sales and earnings per share percentage.

Your approach to this assignment, which looked to us to have been limited to an email asking us to do your work, caused us to black out the name of your educational institution.  We did this in part for your protection, but the individual who probably really needs to hide is the instructor who gave you this silly task.

The dividend portion of your assignment seems to relate to the nature and timing of our next dividend payment.  The fact is that the next dividend does not exist until it is actually declared by action of the board of directors.  In our case this will likely be on the agenda at the next annual meeting of our board which is scheduled for the late afternoon of May 7, 2003.  The identity of the individuals who will make up this board will not be known for certain until somewhere near the conclusion of the annual meeting of the shareholders which is scheduled for 2:00 p.m. on May 7, 2003 and we only knew this date for certain when it was recently set by action of the current board of directors.

We do have a ten-year history of paying a semi-annual dividend.  By looking at this history, you might be able to make informed predictions as to the timing of our next dividend.  On the other hand, guessing the amount of that next dividend would likely be somewhat more problematic.   Based upon what we know about your part of the country, you likely have an equal chance of bagging a plump snipe.

Finally, we would suggest that you go to our website, http://www.investor.expeditors.com/ and look at our annual reports for the last three years and then take a peek at this year’s earnings release.  The rest of the numbers you were asked to research can all be found right there.  A research assignment should require some degree of effort on your part.

5.             Despite the fact that Expeditors does not have a large base of fixed assets, it would seem to me based on your trade routes, in particular the Asia-to-West Coast route, and your customer base, that the company has the potential for strong improvement in operating leverage when the economic recovery begins in earnest.  Please explain and discuss this operating leverage potential as you see it.

We have enjoyed a long period of sustained operating margin expansion and we have surprised even ourselves.   If you look at our operating income as a percentage of net revenue in comparison with our competitors, you might note that we already have operating margins that are higher than those of any competitor that we can obtain information about.  What is the important challenge to us right now is our ability to increase our volumes and maintain as much of these margins as may be possible.  We will be happy maintaining our term historical average, but anytime we can get and keep a few basis points of improvement in the process, that’s fine too.

The context of your question probably refers to a comment that has been circulated by analysts taking a “market timing” approach to investments in our sector.  The general thesis being pushed is that asset-based carriers have stronger operating margin expansion coming out of a recession than do non-asset based carriers.

While we personally haven’t researched this thesis, if it is true, the probable reason is that it is an accepted fact that asset-based carriers seem to have a tougher time, margin wise, during the bottom portion of the business cycle as they are committed to a fixed cost structure that doesn’t vacillate with business volume.  As business improves, these folks have a greater opportunity to increase operating margins, on a percentage basis, because they are beginning from a much lower point.  This is much like the sense of profound pain relief that can no doubt be obtained when you merely stop bashing your forehead against a brick wall.

As a non-asset based forwarder, we typically do not have the “fixed cost” blues that asset-based players experience during the slower times.  We typically don’t have the great peaks seen by the asset players in the good times.  We do believe, however, that “slow and steady” wins the race.  We would rather be consistently growing at an acceptable rate, than cruising on a wing and a prayer hoping that “yo-yo” operating income will average out to an acceptable return over the long run.

6.                                      Can you provide your sales for year 2001 on a quarterly basis for me?

These numbers can be found in footnote 9 to the financial statements to our 2001 annual report. These can be found on our website at http://www.investor.expeditors.com/.  Have you considered enrolling in the exploring business class at Xxxx State University?

7.             I recently read that Expeditors  is participating on the advisory board of the Cargo Portal Service (CPS) and that Expeditors intends to be an early user of the service.  Could you explain the nature of your relationship with CPS and how it fits into your longer-term strategy?

We were given the opportunity to be a beta-test site and to sit on the advisory board for the Cargo Portal Services venture.  This participation met the two main criteria we have for this sort of endeavor: 1) it didn’t cost us any money and, 2) we didn’t have to make any sort of long-term commitment.  Our participation is covered by a confidentiality agreement, but we can say that we saw some potential for productivity enhancements in working with several of our Sweet 16 air carriers on this project and figured we might as well “give it a shot.”

8.             I am trying to better understand the breadth of geographic coverage that Expeditors provides with its Customs Brokerage services.  I believe that a majority of customs revenue is generated from US inbound customs, but does the company provide customs services in a majority of the countries in which it operates? In general terms, what is the geographic breakdown of customs brokerage revenue?

Looking at 2002, approximately 50% of customs brokerage and import services takes place in the United States.  Europe accounts for approximately 22% of our brokerage net revenue and approximately 10% is earned in the Far East.  The other 18% is obviously spread throughout the rest of the world, which includes the rest of the Americas, the middle and near east and the land down under.

Customs brokerage is a key product offering at Expeditors and we offer this service everywhere we are legally allowed to do so.  In those markets where we are precluded by law from being both a forwarder and a broker (and oddly enough there are a few of these), we try to structure exclusive arrangements with independent local brokers. This allows us to leverage our freight volumes to obtain a favorable share of the brokerage revenues in exchange for selling a service that we cannot lawfully provide while at the same time providing a seamless solution to our customers.  We do this by managing this third party customs process for Expeditors’ customers with Expeditors’ employees providing Expeditors’ visibility through Expeditors’ technology.

9.             Management has said in the past that the first quarter represents an opportune time for new hiring given the lower level of business activity relative to the rest of the year.  With this in mind, could you comment on the general hiring activity at the branch level relative to recent years?

Our branches are always looking for good people and there is no seasonal trend to this search.  The first quarter of 2003 does not seem to be any sort of exception to this rule.   Hiring continues as usual, albeit with one eye likely fixed towards the theater of international political events.

10.          I understand that budgets have little impact on the way Expeditors manages the business, but could you comment on the trend (if any) at mature offices (e.g., open for at least a year) for internal budgeted volume growth in 2003 relative to the previous few years?

The bulk of our profitability growth, as borne out by our “same store” figures, has always come from our established branches.  The 2003 budgets were no exception and were not at odds with previous year’s budgets.   However, as nice as all that may sound, we can never forget one of the founding tenets of the Expeditors’ budgeting process—budget is still only budget.

11.          Are there areas (either in terms of geographic coverage or service offerings) more pressing than others are where Expeditors needs to expand in order to meet customer growing requirements?  If so, what are those areas?

Currently, general market forces rather than specific customer needs are driving our expansion plans.  As the PRC continues to modernize, it is on track to become the largest manufacturing country on earth.   This manufacturing success will in turn fuel increased internal consumption and the two will likely combine to propel global trade.  We therefore believe that an expanded Expeditors presence in the PRC becomes a must—and consequently, we continue to focus on the inherent growth potential of the PRC.

12.          Productivity improvements through process changes and systems enhancements have played a key role in your margin expansion in recent years.  Could you provide some specific examples of these productivity improvements?

Specifically, we could, but we won’t.  These are our initiatives and they benefit our customers, our employees and our shareholders.  To share them in a forum like this would not be in the best interests of the company.  That being said, we’re actually quite proud of some of the productivity initiatives we have either completed or which are in process at this time. Generally, as you noted, we’re focusing on process improvement and system enhancements.  There is an old adage that says “If you have a good thing going—shut up about it.”  With respect to productivity initiatives, we think we do and so we will.

13.          Besides your primary relationship with Beijing Kang Jie Kong, how many other joint venture partners does Expeditors have within China (the PRC)?  Do all of your offices work with a joint venture partner?

We only have one joint venture partner in the PRC—Beijing Kang Jie Kong.   Under current regulations, all of our offices in the PRC must be in joint venture form therefore all of our offices in the PRC currently work under the umbrella of this one joint venture partner.

14.          Have you had the value of your property and facilities assessed in recent years?  I am curious as to the value of the assets relative to the amount recorded on the balance sheet.

We have not had our real estate appraised lately and frankly we see no reason to do so.  As for your personal curiosity, we can only say we’re not concerned about what you appear to be concerned about.  We don’t think you should be concerned about this either, because no matter what the answer might be, the result is still the same.

15.          How successful has Expeditors historically been in fulfilling its fixed volume contracts, which I understand are primarily within ocean freight?

Very successful.  Our ocean contracts have historically been well planned and well executed.  We have never entered into fixed volume contracts with the ocean carriers where we didn’t virtually know in advance that we could meet the contract commitments.  It is a matter of corporate pride that we don’t have to pay dead freight.

16.          As an avid reader of your 8-K filings, I note that in your 8-K dated 2/19/02 you discussed the potential for capital expenditures in 2002 to total as much as $120 million and in subsequent filings you made downward revisions to this guidance, including in August the statement that “it is probable that we will not have a major real estate transaction in the balance of 2002. This last development is not in anyway the result of a lack of desire on our part.”  Now that 2002 is over, and you have spent a tad more than $80 million, can you please provide a rough breakdown of how the money was spent, e.g. land, buildings, software, hardware, etc. It seems as if the mix may have been somewhat different than you anticipated.  Also, what changed with respect to the aforementioned real estate transaction? What will be the revenue and expense implications, and what is your guidance for the capital spending budget for 2003.

In order to have a real estate transaction, it takes at least two motivated parties: the buyer and the seller.  We have never claimed to be good at predicting, but we do understand that real estate vendors also tend to be avid readers.   We have been consistent in stating that we had a desire to acquire property in certain key markets and we have been pretty good at letting our readers know what we have accomplished.

In 2002, we purchased a development opportunity near Heathrow airport just outside of London.  Long term, this will be the location of an office and warehouse complex that will house our London branch, our U.K. gateway operations, our U.K. regional office and very likely elements of our European regional office.  Our investment to this point is about USD$60 million for this fee simple patch of earth located on the same side of the airport as the cargo terminal.

One could say that this was a lot of money and that is certainly true.  But it is London, after all and while we could quote Samuel Johnson who once observed, “When you’re tired of London, you’re tired of life!”, we won’t.  There was more to this purchase decision than just a great location in one of the foremost airfreight cities in the world and this has to do with the structure of the U.K. real estate market itself.

We currently have five leases basically covering two locations near Heathrow.  Each one is really a sub-lease where Expeditors assumed the remainder of somebody else’s long-term lease.  Our longest sub-lease is now close to running out, but we have been leasing this location for the last twelve years.  Every five years in the U.K. there is an event called a rent review.  By contract the rent can only go one way in a U.K. rent review: up.  New leases that have been presented to us ran for twenty years and had three rent adjustments.  A commitment like this, and a twenty-year lease is a commitment, is just the same as ownership except that with rent reviews every five years it is much worse.

With this purchase, our future is secured.  If we grow out of what we are going to develop, we would be much bigger than anything the U.K. market, or any other market, has ever seen.  The only other danger is that they decide to move the Heathrow airport and this is a risk we have for twenty years with any lease.

During 2002, we also finalized the acquisition of a distribution center in New Jersey. We occupied the warehouse during redevelopment and provided mortgage backed financing to the developer and prior owner.  While this looks like a purchase of approximately $15 million, the only 2002 cash impact was the purchase of the previous owner’s equity in the building—less than $1.5 million.  The bulk of this transaction was a reclassification from “Other long-term assets”, where the mortgage note was recorded at the end of 2001 and throughout the first three quarters of 2002, to “Plant and equipment” to reflect the fact that we now actually own the project.

In addition, there was some money spent on the completion of our new facility in Cairo, Egypt (as opposed to Illinois, for the US-centric or the geographically challenged).  Note, that we’re not trying to be overly cute here, but we felt the need to be clear as we did have an analyst announce last year that we had spent a substantial amount of money on a warehouse facility in Dublin, Ohio, as opposed to the correct venue—Dublin, Ireland.  Once burned, twice shy.  The majority of the cost for the Egyptian building had been paid before the beginning of the third quarter 2002.

Finally, and to be complete, we need to address the $31 million “deposit” shown on our year end balance sheet which was the amount of money that was held in escrow as of December 31, 2002 in connection with the purchase of some land and a building in the San Francisco area.  This transaction actually closed in early January 2003.

This facility, when redeveloped, will secure the future needs of our San Francisco office and this is something that we have been working on for a long, long time.   This is a funny real estate market as around the airport there is nothing but water on one side and mountains on the other.  Go north and you hit “the city;” go south and you hit Silicon Valley.  The cities adjacent to the airport want biotech firms not airport related uses.

In retrospect, the use of the wording “deposit paid for real estate acquisition” was probably a mistake on our part.  We say this because deposit typically implies that there might be more to pay upon closing.  In this case, there wasn’t.  The $31 million was the entire amount—“the whole magilla”, “the full monty”, and “todos.”

As to the part of your question about how our actual capital expenditures results did not “jive” with our February 2002 observations—all we can offer is “stuff happens”.  As we have already observed, it takes two parties to move real estate and we were always motivated. At one point last year, we were actually quite discouraged and had decided that we had to start over in a couple of key areas.  As the year came to a close, the situation unpredictably moved in our favor.  Finally, we still believe that there are locations where an additional purchase would be in the interests of the shareholders.  Should something develop, we would not hesitate to deploy the cash.

With respect to revenue and expenses, in the long run, we expect more revenue as we have enhanced capabilities.  Expenses will be less, as we will depreciate buildings over extended time periods.  Depreciation expense plus lost interest income on cash in these cases will be less than the rental amounts we would otherwise be paying.  Land, which was the majority of the costs in London and San Francisco, is not depreciable in any event.

From a 2003 standpoint, not taking into account the $31 million “deposit” for the San Francisco property, we currently estimate capital expenditures to be $35 million.  Include the San Francisco property as a 2003 event and 2003 capital expenditures would be $66 million.

17.          Was there generally a tightness of air and ocean capacity that led to lower gross margins (on a year over year basis)?

The simple answer is “yes”.  A more comprehensive answer would be that we did experience a tightness of capacity in the last months of 2002 that was created by the disruption in the ocean freight markets which rippled through an airfreight market that was already tight because of reduction in capacity made by asset based carriers.  The disruption in ocean freight markets was caused by the 10-day west coast port shutdown and the reduction in air capacity was a voluntary action taken by carriers earlier in the year to support rate increases.

18.          What was the reason behind the $3.5 million impairment charge?

The $3.5 million impairment charge was primarily made up of charges to technology investments which had been carried at cost, the value of which we felt to be impaired given the current economic environment.  Those are the accounting rules and we follow the rules.

19.          Your capital expenditures in the fourth quarter were largely focused in the U.S. even though the bulk of sales are coming from Asia? Do you see the capital expenditures in the U.S. as supporting your Asian operations generally?

We have no idea what you are talking about and we’re just a little curious as to where you got your information.

Actual capital expenditures in the fourth quarter of 2002 were largely concentrated in Europe—and as we have discussed above, the expenditures were focused in London, to be specific. This fact is fairly well laid out in the business segment information worksheet that accompanied our earnings press release of February 11, 2003.

We actually see capital expenditures as supporting the entire global network no matter where the particular money is spent.  Given the size that some of our offices have grown to, the relative high costs of real estate in these areas, and the local business practices (excessively long lease terms with upward rent adjustments, for instance), buying is the only thing that makes sense.

If we assume that your premise was correct, which we can’t really make ourselves do, we believe that it would be possible for expenditures in the United States to benefit business in Asia.  It is also true that expenditures in Asia could and would support business in the Americas and Europe.  Everything we do begins in one country and ends up in another.  We cooperate with each other and working together we will grow.

If capital was the sole determinant of growth in this business, you could bet that we would not have any money in the bank.  We would deploy the funds and reap the growth.  Of course, if it was that easy, others would be able to do it as well.

20.          It looks like this facility at Heathrow was the bulk of capital expenditures in the European division. Were you leasing similar space before this purchase to support your operations in the U.K. or is this a new growth venture? In other words, is this capital expenditure that I should expect will deliver your historical rate of return or is this simply a lease where implied finance costs were above what you were getting on your cash, implying a marginal P&L benefit and business as usual?

We’re not sure we understand the total scope of the question—it got kind of esoteric there toward the end.  Basically we are currently renting multiple facilities in the London market as a result of the growth we’ve had in that market over time.  We discussed the reasons we acquired this dirt above and we did it because we thought that buying was the best long-term option available to us.  Our historical rate of return was the result in some small part of having the cash in the bank earning a market return and forwarding freight from multiple leased facilities.  If we have done the right thing, all other things being equal, how can this hurt?  On the other hand, if you really feel the need to complain about “business as usual” around here, perhaps it is time to move on.

21.          I understand and have reread some of your past comments about yield analysis, specifically your answer to question 4 in the 8-K dated Nov 14, 2002.  I was under the impression that generally as volumes increased yields would decline in both the ocean freight and air freight.  In the fourth quarter of 2002, air freight volumes increased sequentially as well as year over year, and yet your yields also improved.  Was this due primarily to the West Coast labor issues resulting in an increased demand for air freight coupled with the ability to hold steady or increase air freight pricing?  In other words, was this a one-time type event, or are my thoughts about yield and volume incorrect?

First, let us say that your reading left you with just the impression that we would have wanted: as volume increases we would expect yields to decline.  You are also correct in your observation that our airfreight yield expansion in the fourth quarter of 2002 was unusual given what we would have expected.  As with most “paranormal” experiences, when analyzed in the full light of day, there is a logical explanation.  Here is ours.

We believe that this “phenomenon” was the result of the fact that rates started to fall during the last half of the fourth quarter of 2002 and this is somewhat seasonal even in a regular December, but this was hardly a regular December.  As general freight volumes began to return to more expected levels, we became convinced that the rate reductions were going to stick and we then began to lower our selling rates.

22.          What caused the lower tax rate in the fourth quarter of 2002?  Is 37% an appropriate estimate to use going forward?

Let us begin with the simple observation that the lower tax rate in the fourth quarter of 2002 is consistent with the fact that we had a lower tax rate in the fourth quarter of 2001.  It actually occurred for the same reason each year — a lower than otherwise expected state tax expense.

We are often asked by analysts why Expeditors can’t estimate its tax expense with enough precision so that the rate won’t jiggle throughout the year.  We believe that if folks actually understood what goes into the composition of state tax expense in any given year, the question might be better expressed how can you cost efficiently estimate the tax expense such that it only changes in the final three months of a year?

Lets start with the easy stuff.  All of our income, foreign source or domestic, is taxed for book purposes at the rate we expect to be applicable when we actually expect to pay the tax.  For those of you who are comforted with technical sounding stuff, this is the essence of FAS 109.  Since we don’t expect to permanently defer any of our current offshore income, the bulk of our tax expense is the maximum Federal corporate tax rate of 35% times whatever we made.  Not all of this will actually be paid in the current year and therefore FAS 109 requires that we establish deferred tax accounts on the balance sheet, but none of this is why the rate calculation is complicated.

We have in two paragraphs accounted for over 94% of the total tax expense and unless Congress were to vote to change the tax rates, there is nothing magical about this.  Income times .35 equals Federal tax expense.

Unfortunately, we have branches located in 25 states and must file tax returns in 31 states.  The reason for the difference here is that a couple states where we have branches do not have a state income tax, while some other states take the position that we have a taxable presence in that state even though we don’t actually have a branch operation inside the state.  Each state has a legislature and a state budget that more likely than not must be balanced each year.  The tax system in each state is subject to change any time the legislature is in session, but this is still not really complicated yet.

Because Expeditors calculates an incentive bonus in every branch location, all of our revenues and expenses can be traced to one and only one branch.  We therefore know exactly how much profit we made in any given location.  If only there was a direct relationship between profit earned in a state and state taxable income, this would be simple.  Unfortunately, the taxable income in a state bears very little relationship to state taxable income.

States actually use an apportionment factor to allocate federal taxable as adjusted by whatever the legislature of the state deems appropriate to arrive at state taxable income which is then subject to the applicable state rate.  The factors are sales, property and payroll inside the state and everywhere.   Typical adjustments include some exclusion for dividends from subsidiaries and some form of addition for the income taxes of other states that were deducted in calculating federal taxable income.

To compute the expected state tax rate for the coming year, all we have to do is estimate the amount of sales, property and payroll in each taxable jurisdiction and then estimate the amount of foreign and domestic source taxable profit that will be earned in the coming year.  Then if no state legislature were to change their tax laws, we should be able to get a beginning of year rate that financial analysts can plug into their models and use with confidence throughout the coming year.

Alternatively, we could make an educated guess at the start of the year and then adjust for reality as we go along.  This is what we have done in each of the last several years and whenever our tax rate drops in the fourth quarter it is because we needed to adjust the state tax expense for reality as the whims of global commerce and the various state legislatures defined it.

For 2003, our best guess is that we expect the combined tax rate to be between 36.5% and 36.75%.

23.          Are there any particular industries that appear to be shipping significantly more volume than they have in the past?  Conversely, are you seeing any industries where volume appears to be declining? What is the current status of the potential work stoppage in European ports?

We really have two somewhat unrelated questions and three question marks in this submission.  If there is a relationship between industry shipping trends and European labor disruptions, we fail to see it.

Turning first to your question marks concerning shipping trends, this is not really something that we think about in the ordinary course of business.  When we did stop and think about your question, the answer was that interestingly enough, relative volumes, for us anyway, don’t seem to have changed a lot.

As for the European work stoppages in ocean ports, the Europeans have proven very resourceful at dealing with labor disruptions.  After all they have more holidays, more annual leave, and more health leave, and yet things still move somehow.  We are tempted to note that it would likely take much more time before the effects of a European work stoppage would become apparent.  Seriously, the US West Coast situation certainly proved that despite the problems inherent in a work stoppage, dedicated and experienced staff like ours will find alternatives to meet the customer’s logistics needs no matter what.

24.          According to my calculations your net revenues and salaries have grown at roughly the same rate while expenses ex salaries have grown more slowly than net revenues leading to an improvement in operating margins of about 450bp between 1997 and 2002.  Since salaries now represent 70% of operating expenses and assuming salaries keep pace with net revenues going forward, do you believe there are still opportunities to increase margins through non-salary expense control?

As we’ve previously commented, we think we’ve done a good job of expanding operating margins in the recent past and we have fairly high standards in things like this.  If we were to expand operating margins, we think it would come in the form of adding incremental revenue without incremental costs, as opposed to strictly “cost-cutting” initiatives.

25.          Can you provide commentary on the fourth quarter 2002 results by region with a focus on why operating income declined significantly in the United States this year in comparison to the strong growth from Europe and the Far East region.

Europe did show some nice growth in the fourth quarter of 2002—and thanks for noticing.  This growth was great to see, particularly in light of how much has been made of Europe during the last year as we’ve been working through our changes there.  As we continue to focus on developing Far East to Europe business and integrating our European operations with the rest of the company, we look forward to seeing the growth continue.

Last year about this time, we made an analogy between what was going on in our European operations and an apple orchard.   We talked about drastic pruning, cutting of dead wood and replanting.  All undertaken with the goal of getting more apples from the land.  As we see signs of the new life sprouting in Europe, we are encouraged.  However at the risk of beating the analogy to death, we all must recognize that things must still be done to guard against a sudden frost or an attack of destructive insects.  The Expeditors system works and we fully expect Europe to continue to grow, to flourish and to bear fruit.  There may still be some “fits and starts” along the way, but we think we’re on the right track now.   We’ve got great people, focused consistently on the rest of the network, who are going to do great things.

As for the United States, it is unfortunate in some measure that the United States column also includes the corporate office.  From a purely operational perspective, the fourth quarter of 2002 was extremely strong in the United States—as it has been all year.

When we took an impairment write off, this expense ended up in the United States column.  Also, the entire executive bonus pool is recorded as an expense of the corporate office in the U.S. column.  We do bill out corporate office costs on a direct cost recovery basis to subsidiaries throughout the world, however, we are limited by contract in the total amount we can bill out in any one year.  This limit is 10% of the net revenue of the foreign subsidiaries.  Once we reach this limit—or think we’re close, we have to reduce or suspend our cost recovery billings altogether.

From a timing standpoint, we reached the limit on cost recovery billings late in the third quarter of 2002.  In a couple of instances, we actually had to refund money from the U.S. to overseas subsidiaries.  All of this corporate office recovery stuff does not affect the externally reported results, but it does impact the segment reporting.

26.          This is not a question but in the future would Expeditors consider providing a few paragraphs of value added general commentary on quarterly results in your earnings release, versus waiting several days to read comments from questions submitted.  The four paragraphs on the first page of the earnings release is repetitive with financial statements provided.

We’ve contemplated doing this; the problem is that “value added” has such a broad ring to it.

We offer a lot of value added services to our customers, but each customer has slightly, if not drastically, different concerns that must be dealt with on an individual basis.  We feel the same holds true here.  No matter what kind of “value add” commentary we might add to the earnings release, there will be some who want more.  We’re more comfortable waiting and providing focused answers to actual questions.

To the long-term investor, we think it is worth the wait.  We’d rather focus on providing meaningful answers to the questions of the long-term investor as opposed to trying to guess what raw meat we could throw to the short-term curious.

27.          Despite the lockout and slowdown of West Coast ports during the fourth quarter of 2002, Expeditors ocean freight gross revenue grew over 40% year-over-year. Please describe how this growth was achieved during such a difficult market. What trade lanes experienced the most growth? What did the company do to overcome the hurdles in the market?

Growth can be achieved in a difficult market the same way that it is achieved in a good market: sales and customer service.  The only difference is that it takes just a little more effort in a tougher market.

Fortunately, our ocean group realizes that during good times, you have to prepare because the times will change.  That is what happened during this very difficult year.  When things get tough, good customer relationships can only be maintained by having great vendor relationships and superior sales communication supported by the best customer service talent.  We view this as one of the crowning achievements of the last part of 2002.

28.          Airfreight gross and net revenue grew at an exceptionally fast rate during the fourth quarter of 2002. What is your best estimate as to how much the West Coast port issues impacted Expeditors’ airfreight business during the quarter?  Gross revenue growth in the Far East was especially strong at 61.6% year-over-year, and some other transportation companies have gone so far as to quantify how much of their growth in that region was due to the PMA’s temporary lockout. Can you give us any quantification of how much gross revenue or operating income benefit you received as a result of the PMA’s temporary lockout?

We believe that the answer to your question is impossible to quantify.  A supply-chain interruption is much too dynamic to have its impact distilled down to just one figure.  Undoubtedly, we benefited from the chance to display our resourcefulness and we think we took some market share that will result in recurring business.

Any number we provided would be a guess and fobbed off as fact.  We would be highly skeptical of anyone who would claim to be able to calculate the answer you seek with any degree of accuracy.  To paraphrase the old Trojan warning “Beware of freight forwarders bearing estimates” and this would be particularly true when those estimates pertain to the financial effects of the West Coast labor disruption.

29.          Cost management was very strong this quarter in all areas except for your “other” expense line item. It increased both sequentially and year-over-year by 70 - 340 basis points.  What is driving the increase in Other Operating Expenses ($3.8 million higher than 3Q02 and over 70% higher than 4Q01 on a normalized basis)? Do you expect Other Operating Expenses to remain at these higher levels over the next few quarters? Could you give some color in terms of what costs are perhaps less flexible within the “other” expense line item?

How quickly we forget.  We would suggest you go back and take a quick look at our answer to question 6 in our 8-K dated February 18, 2002.  If you do this, you will find a painstaking description, dare we say a reconciliation of sorts, which addressed why “Other expenses” in the fourth quarter of 2001 was so much lower than the fourth quarter of 2000.   We see no reason to repeat that here, but for the reasons described one year ago, your direct comparison with the fourth quarter of 2001 is not as meaningful as is your sequential comparison with the third quarter of 2002.

Looking at the difference between the third and the fourth quarters of 2002, we had a total increase in “Other expense” of  $3.8 million.  This $ 3.8 million increase includes the $3.5 million impairment charge discussed above.  Taking this into account, it looks right in line to us.

30.          It’s understandable to see that you received an increase in airfreight forwarding gross revenue as a result of the PMA’s temporary lockout; however, you also saw ocean freight forwarding gross revenue increase 40.9%, which was the strongest growth since the first quarter of 2000. Could you help us understand whether the increase in ocean forwarding gross revenue was more from a better economy or from ocean backlog being worked through that couldn’t be put in the air.

In order to help you understand this, we think we would need to have a firm understanding ourselves.  We really don’t know if this spurt in ocean freight came from a better economy.   We don’t claim to be economists, an economist, after all, has been defined as someone who would marry Cindy Crawford for her money, and we try to avoid making definitive statements about things we don’t fully understand.  There are enough politicians and financial analysts already.  When confronted with the unknowable, we try to stick with the always correct answer of —“we don’t know.”

We attributed our success in this area to the outstanding job our ocean folks did in getting more customers.  We are sure that it didn’t come from rising ocean freight rates.    We don’t think it had anything to do with an ocean backlog that couldn’t be put in the air.  There was a backlog to be sure, but the critical event for us in booking ocean revenue was not pumping through backlog.  Our challenge was finding space on ships to keep our customer’s supply chains open and we understand that many of our competitors had greater problems doing this than we did.

31.          Movements in currency helped your cash flow by $2.6 million during 2002; do you see a continued benefit from currency for 2003 so far. If so, is it improving?

The U.S. dollar weakened to some extent throughout 2002.  If late 1990 and early 1991 are indicative, our guess would be that the U.S. dollar will probably remain weak until the present uncertainty over global conflict is removed.   As long as the U.S. dollar is weakened, it is possible that “cash flow” as designated in the Statement of Cash Flows, might show a “benefit.”

The $2.6 million you reference is merely a measure of the increased worth of our foreign currency balances as measured in the weakened U.S. dollars as of year end rather than any indication of cash flows.

This is one of those things which, in our opinion, is more interesting than it is truly relevant to anything we care about.  It is an addition to cash flow only by an accounting convention and it only shows up in the cash flow statement because it has to fit somewhere to make the statement reconcile between periods.  This is really like making the observation that you are in the influence of a high-pressure weather system.  This fact is interesting, but standing alone it says nothing about whether you need to wear your coat.

32.          Have you seen any changes in how combination passenger/cargo airlines are marketing and pricing their services in order to increase profitability?

In general, airlines seem to be getting more serious about pricing and about profitability and we think this is understandable given the current environment.  Taking the industry as a whole, there were always some carriers who “got it.”  Now, everyone needs to “get it” because the numbers don’t lie.  To have a healthy business you must have more revenue than expense and collect money faster than you must pay it out.  There is nothing so unique about the airline industry that would exempt it from this simple truth.

33.          While you have previously disclosed the extent to which Expeditors utilized charter capacity within its airfreight business in the fourth quarter of 2002, could you please clarify the impact to purchased transportation margins during the period.  Specifically, you have previously indicated that, “as a general rule,” air net revenue yields are lower from chartering.  As you nearly doubled your chartering activity relative to the year ago period, and it is our understanding that air freight pricing increased sharply during the first two months of the quarter, how were you able to improve your airfreight purchased transportation margins during the fourth quarter relative to the third?  Would it be incorrect to assume that your chartering activity was actually a mix positive given the scramble for capacity in the fallout from the West Coast port disruption?

We think we adequately addressed the first part of this question in a previous answer.  As to your specific question about charters, we did 34 customer specific charters in 2002 and 115 of  what we would call “supplemental lift” charters.  A supplemental lift charter would be where we charter a plane not for a specific customer, but to provide lift that is not otherwise available from the scheduled commercial carriers.  Of these charters, 12 customer specific and 57 supplemental lift charters fell into the fourth quarter of 2002.

So, yes, we make extensive use of charters in the fourth quarter, relative to the preceding three and also in comparison with 2001 where the levels were much less.   As for our “general rule”, it is still true except when it isn’t.  The last quarter of 2002 was one of those times when it wasn’t.

As the market softened somewhat (and this as we said last month is a relative term) toward the last half of the fourth quarter of 2002, bulk charter assets became available to a greater degree and at a more competitive price than is typically possible.  This created a temporary situation during the quarter where some chartering activity was a “small” mix positive.

To those of you who feel that we may have failed in some small way to have provided advance guidance as to the inapplicability of the general rule, we can only offer up the words of Alexander Dumas, who is reported to have said the following: “Most general statements are false, including this one.”  We are really not sure what this means, but we know we will never get a better chance to use it.

34.          Are air and ocean business trends reverting to more normal modal patterns in December and into the first quarter of 2003?  How have business trends felt so far in the first quarter, is there any “hangover” effect from the West Coast port stoppage, either positively or negatively in different modal products (air vs. ocean)?  Are Far East growth rates on net revenues falling, or expected to fall to a more traditional levels in the 20-30% range vs. the 58%+ growth seen in the fourth quarter of 2002?

The first quarter of 2003, and we only have one month of information so far, appears to be pretty much what we would expect a first quarter to look like.  While there does not appear to be a “hangover” (we’re still trying to decide what a “positive” hangover would be like), this would be difficult to determine given that the Chinese New Year holiday began early this year, on the 1st of February.   As we’ve noted before, taking either January or February in isolation and declaring a trend is shortsighted and dangerous.  We can say that we like what we’ve seen so far.  Beyond that, every quarter is an adventure, and it would spoil the fun if we knew how this one was going to turn out.

As to rates, they have stabilized somewhat, although there was still a healthy volume of business available for a January.  However, when you consider that it is a January before an early Chinese New Year that is coming on the heals of an unusual fourth quarter, what conclusions are we supposed to draw?

35.          Any impact of the new U.S. customs screening rules for exports to the U.S., ie manifest requirements and elimination of FAK categorization, etc.?  Did the first month of the 24 hour rule have any material negative impact on Expeditors? Is the effect noticeable either in air or ocean movements that Expeditors handles or is involved with?  Is this effect being mitigated at the current time due to low Chinese New Year’s volumes out of Asia? And is there any implication that as volumes pick up, complications could become more noticeable in terms of slowing the supply chain out of Asia?

The first month of the 24-hour advance manifesting rule was really December 2002.  U.S. Customs announced in advance that there would be no fines or penalties levied for non-compliance during the first 60 days that the new rule was in effect.  Frankly, during this 60-day period the rule was somewhat of a moving target as the industry and government struggled with the practical implications of the new rule. So, your question is really a couple of months premature.

We used the two-month period to undertake extensive operational changes backed by equally comprehensive systems modifications.  We think we have a handle on this new regulation, but it has only been within the last few days that the first vessels that sailed under the penalty regime arrived at destination.  Time will tell.

In addition to governmental fines there are commercial implications that remain untested.  Consider the commercial ramifications for cargo owners on a vessel that is not permitted to dock at a U.S. port because some other container was not compliant.  Such a situation will also no doubt create serious problems for the rotation of the vessel owner.  There is also the likelihood that other countries might adopt similar but slightly inconsistent regulatory schemes applicable to U.S. cargo.

While the possibilities are still unknown, the important thing to remember is that with new regulations, the real trauma is in the implementation.  Logically, there is nothing that should keep shippers from complying with this regulation other than the time honored way things have always been done.  Over time, we’re confident that this new regulation will become routine.  There really is no alternative.

36.          Can you briefly discuss the impairment write down in the fourth quarter of 2002 — what was it and where did it flow through your P&L statement?  Is it correct to assume that the $3.5 million after-tax charge cost you $5.5 million pre-tax?  Or were there no tax implications whatsoever for GAAP purposes?

We have discussed the impairment charge in an earlier question.  We want to answer this one to deal with the flawed financial analysis as it relates to taxation.  Let’s start out with a simple notion that everything reported above the tax expense line in a P&L is a pre-tax number.

The impairment change flowed through our P&L as an element of “Other expense” and was separately disclosed on the Statement of Cash Flows as a non-cash add back to net earnings.  The item directly above it was “Gain on sale of property and equipment” and this is also a pre-tax number as is “Depreciation and amortization” which was the non-cash add back directly above that.  There is a pattern here and yes all of the non-cash add backs are pre-tax.

We suspect the reason you are asking is because you are contemplating treating this impairment as a non-recurring event in your earnings model.  It is our view that we are required to consider impairments every quarter under GAAP accounting (FAS 144 for those still willing to admit to being accountants) and this search meets our understanding of recurring.

While we are on the topic, we also want to comment that by placing the impairment in “Other expense” we have considered this expense to be an operating expense.  It was once said that the difference between a mistake and an investment is about six months in this business.  We made these expenditures to improve operating results and it seems only fair that the impairment go to the same place.  Many of these assets were formerly subject to amortization and don’t we all remember that this was both recurring and an operational expense.  The elimination of the requirement to amortize, should not carry with it complete amnesty from operational expense in the event of an impairment.

We frankly don’t have much that could be impaired.  At year-end 2002, our total goodwill was less than $6 million on a balance sheet of nearly $880 million.  This is less than 7 tenths of one percent.  In the interest of full disclosure, we also still carry $9.6 million in intangible assets (all of 1.1% of total assets at year end 2002) that remain subject to amortization over periods of up to 14 years.  This expense is an operational expense.   Impairments may be an issue elsewhere (query whether “they” will see an impairment as a recurring and operational expense), but we dealt with ours for the time being.  Things change and we will continue to evaluate our assets for impairments.

37.          Beyond war, recession, unemployment, and the economy, what worries you about 2003?  What is at the top of the “to do” list for Expeditors in the new year?

We don’t have time to be worried about the issues you list.  War, recession, unemployment, and the economy are nothing that we can control.    While we are not taking the Alfred E. Newman—“What, me worry?” approach, we are choosing to worry about things we can influence.

Regardless of what goes on in the global economy, short of global thermonuclear war (yes we realize this line is nowhere near as funny as it was several years ago), there will still be business for us to handle.  We can always take market share, even if the market shrinks.  We can always provide hallmark service to our customers, even when times are difficult.  We can always be true to our culture, even as we watch the people around us taking leave of their senses.    Staying consistent requires that you stay the course despite the temporary effects of the wind and the waves.  We may have to work harder, but we will not drift.

38.          Will you share you plans for new office openings in 2003?

We will at least as much as we’ve ever shared them.  We expect more offices in Eastern Europe, some activity in Latin America and more investment in the People’s Republic of China.  You might also want to look for the possibility of some smaller satellite offices in North America and Europe.

39.          A stock analyst at my brokerage firm recently wrote:  “Expeditors used $69 million of cash in the fourth quarter of 2002, after making an estimated $95 million of payments related to a building in Egypt.” How can Expeditors justify a $95 Million dollar building in Egypt??

We can’t.   Not everything you read is true.  This reminds us of an embodiment of what is known as McKenna’s law, which says “When you’re right, be logical, when you are wrong-be-fuddle.”

This is a ridiculous figure and is nearly twice what we paid to develop 210,000 feet of office in downtown Seattle.  That building houses our entire corporate office and we only occupy half of the space.  For whatever it is worth, we have more people working in our corporate office than we do in all of Egypt by at least a factor of five.

We tried to get some idea of what $95 million might purchase in Egypt and the best we could do was to estimate that this amount rivals the value of King Farouk’s palace in Alexandria.  This is a nice place, but is not for sale and we are not sure the neighborhood would welcome the trucks.  While our new facility in Egypt is nice, it is hardly in the same league as King Farouk’s palace.  It also cost some $92 million less than stated in the publication you read.

This is one reason we take the time to put together these responses to questions using Form 8-K as the means of dissemination.  Using this forum, we can at least try to dispel the howlings of the inaccurate, the uninformed and possibly the malicious.  If this fits, wear it.

The primary increase in capital expenditures during the fourth quarter has been discussed in an earlier question.   While we made no public statement about our London transaction, others did and we know it was widely reported.  Several knowledgeable analysts asked specific questions which indicated that they knew a great deal about the London transaction.  They probably learned of this from articles like the one that appeared in the Financial Times on the 22nd of November 2002 —hardly a backwater publication reporting to the privileged few.

That all being what it is, anyone who follows Expeditors seriously should know that $95 million on a building in Egypt could not be logical—therefore, one can only surmise the intent of this statement was to “be-fuddle.”

40.          Of your Far East net revenues, what percent represents your North America to Asia trade lane (including both imports and exports)?

We estimate the answer to your question to be approximately 60%.  The balance remainder being inter-Asia business, Asia to Europe, the Middle East and Africa, Asia to Latin America and Asia to the South Pacific, in that order.

41.          Has Expeditors taken market share from smaller NVOCCs as a result of the 24 Hour rule?

We hope so.  However, it is too soon to make any kind of broad sweeping assessments of that nature.  We’re frankly too busy making sure that we fully comply and that our customer’s supply chains remain open to start measuring market share gains.

42.          Do you believe that your 2002 airfreight and ocean freight gross yields of 23.6% and 22.5%, respectively, are sustainable throughout 2003?

We’ve been asked many times about whether or not we think the airfreight and/or ocean freight yields for the most recently reported quarter are sustainable.  While we can appreciate the quest for certainty, quite frankly, it isn’t our job to provide something that doesn’t exist.  Yields do not lend themselves to exactitude.  They are influenced by factors such as customer relationships, airline pricing, fuel prices, traffic volumes, the time of year, the lane in question, market competition, and targeted market share initiatives to name just a few.

Our honest answer to this question is that we don’t know.  It is said that Babe Ruth once pointed to center field and then knocked the ball over the fence.  While he held the all time career home run record for many years, he was also known to strike out on occasion.  As great as “the Babe” was as a baseball player, we’re afraid he wouldn’t have made it to first base in this business.

Logistics is a game that requires consistency and deliberateness.  Part of being deliberate is understanding what you can and can’t control and then playing to your strengths.  In baseball parlance, it means concentrating on hitting the single when people are urging you to “swing for the fence.”   Not even the best professional ball player would dare to call a shot today.

Yields are not a function of what we control, rather they are a product of how we react to situations that are created by the market.    If you want to come away from this saying management doesn’t know, at least say we had the courage to say it.  If you want to believe that management knows and just won’t tell us, you are wrong.  We simply won’t talk what we can’t walk!

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

February 19, 2003	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

February 19, 2003	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer